SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549





                                    FORM 8-K
                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


                  --------------------------------------------



        Date of Report (Date of Earliest Event Reported) December 8, 1997



                   GENERAL AMERICAN TRANSPORTATION CORPORATION
             (Exact Name of Registrant as Specified in its Charter)






         New York                       2-54754                  36-2827991
(State or other jurisdiction    (Commission file number)     (I.R.S. employer
       of incorporation)                                  identification number)





500 West Monroe Street, Chicago, Illinois 60661-3676 (Address of principal executive offices)

Registrant's telephone number, including area code (312) 621-6200



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Item 5. Other Events

         General American Transportation Corporation is a wholly owned subsidiary of GATX Corporation, and GATX Terminals Corporation is a wholly owned subsidiary of General American Transportation Corporation. Today, December 8, 1997, GATX Corporation issued the following press release:

         "GATX Corporation (NYSE:GMT) today announced that it has completed a strategic, operating and asset review of GATX Terminals Corporation. The review was undertaken in response to dramatic changes that have occurred in the petroleum storage industry.

         "As a result of the strategic and operating review, a number of initiatives have been concluded including realignment to better meet customer needs, head count reductions and other cost saving programs, in addition to the recently announced senior management changes at GATX Terminals. The just completed asset review has identified the facilities that are not necessary to meet strategic objectives and those whose value is impaired in light of the changed market circumstances. Those facilities which are not an integral part of the petroleum and chemical distribution network will be sold or removed from the marketplace. As a result of this asset evaluation, GATX Terminals expects to take a special charge in the fourth quarter of 1997.

         "Also in the fourth quarter, GATX Logistics expects to take a charge to revalue certain of its assets to better reflect current economics within the industry. Together, these charges are expected to total approximately $150 million after-tax, the major portion of which will relate to GATX Terminals.

         "Ronald H. Zech, Chairman and CEO of GATX stated, 'In all areas of GATX, we have initiated a number of programs designed to increase earnings and provide our shareholders with superior returns. The steps announced today will result in an organization that is better positioned for near- and long-term growth. In addition, I would like to reinforce that GATX expects to achieve record operating results in 1997 for the fourth consecutive year. Further information resulting from today's announcement will be communicated with fourth quarter earnings.'

         "With more than 700 million barrels of annual throughput, GATX Terminals Corporation is one of the world's largest providers of bulk liquid storage and distribution. GATX Terminals offers its petroleum and chemical customers a vast network of bulk liquid storage and pipeline distribution services.

         "GATX Logistics, headquartered in Jacksonville, Florida, is one of the leading providers of contract logistics services. It helps its broad customer-base store, process and deliver products through a wide range of integrated services.

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         "GATX Corporation provides approximately $6 billion of service-enhanced assets primarily used to help its customers transport, store or distribute their products and information. GATX's assets include railcars and locomotives, bulk liquid terminals and pipelines, ships, commercial aircraft, technology equipment and other assets and related services worldwide. In addition, GATX offers a variety of financial services focused on enhancing the value of owned and leased assets.

         "This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected."




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                                   Signatures


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, duly authorized.

                                     General American Transportation Corporation



December 8, 1997            By:      /s/ Donald J. Schaffer
                                     ----------------------
                                     Donald J. Schaffer
                                     Vice President, Finance and
                                     Chief Financial Officer




















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